SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Master Fund, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund (ERISA), L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.

Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE NATION'S THREE INDEPENDENT PROXY ADVISORY FIRMS
ALL RECOMMEND P&G SHAREHOLDERS VOTE
FOR NELSON PELTZ ON THE WHITE PROXY CARD

October 2, 2017

Dear Fellow P&G Shareholder,

We wanted to share with you some important breaking news about P&G’s October 10 Annual Meeting. In addition to the strong support for Nelson Peltz already published in Glass Lewis’ report, ISS and Egan-Jones, the nation’s other leading proxy advisory firms, have now separately come to the same conclusion: adding Nelson Peltz to the P&G Board is in the best interest of all shareholders.

ISS, Glass Lewis and Egan-Jones are premier independent advisory firms that did extensive research, met with both sides, and thoroughly reviewed all solicitation materials related to this proxy contest to make a voting recommendation to their clients, which include institutional investors, mutual funds, pension funds and other shareholders. All three proxy advisory firms recommend that P&G shareholders vote FOR Nelson Peltz on Trian’s WHITE proxy card.

Trian’s press releases about the Glass Lewis and ISS recommendations are reprinted on the following pages and provide additional detail from the reports.

TIME IS SHORT – PLEASE VOTE BY TELEPHONE OR BY INTERNET TODAY!

Please follow the simple instructions on the enclosed WHITE proxy card to vote FOR Nelson Peltz by telephone or by Internet.

Thank you for your support in revitalizing P&G!

Sincerely,

TRIAN FUND MANAGEMENT, LP.

If you have questions about how to vote your shares, please contact:
INNISFREE M&A INCORPORATED
Call Toll-Free (877) 750-8338 (from the U.S. and Canada)
Or (412) 232-3651 (from other locations)

PROXY ADVISORY FIRM GLASS LEWIS RECOMMENDS PROCTER & GAMBLE SHAREHOLDERS VOTE “FOR” NELSON PELTZ ON TRIAN’S WHITE PROXY CARD

Recognizes Value Nelson Peltz’s Ideas and Consumer Packaged Goods (CPG)
Experience Would Bring to P&G Board

Believes P&G Shareholders Have Ample Cause to Support Nelson Peltz’s Election

NEW YORK, September 22, 2017 - Trian Fund Management, L P. (“Trian”), whose investment funds beneficially own approximately $3.5 billion of shares of The Procter & Gamble Company (NYSE: PG) (“P&G” or the “Company”), today announced that Glass, Lewis & Co., LLC (“Glass Lewis), one of the nation’s leading independent proxy advisory firms, has recommended that P&G shareholders vote “FOR” Nelson Peltz on the WHITE proxy card at the Company’s annual meeting on October 10, 2017.

Trian is gratified that Glass Lewis supports its efforts to revitalize P&G. Glass Lewis’ voting recommendation underscores Trian’s view that Nelson Peltz brings the ownership mentality and expertise needed on the P&G Board to help the Company regain lost market share, improve performance for the long-term and restore P&G to its industry-leading position. Trian strongly urges fellow shareholders to revitalize their investment by voting “FOR” Nelson Peltz on the WHITE proxy card.

In making its recommendation, Glass Lewis noted*:

» “[l]nvestors have an opportunity to encourage fresh discussion through the election of a qualified, well-established shareholder candidate backed by what we believe to be cogent, well-framed arguments and a set of strategic initiatives that should, at the very least, set the table for a more candid evaluation of P&G’s risks and opportunities.”

» “On-the-record support from the senior executives of [Wendy’s, Heinz and Mondelez], among others, has been forthcoming and unequivocal. We consider Mr. Peltz’s experience, which includes packaged goods, consumer brands, marketing and structural pivoting, is well established and germane to P&G, and may prospectively add value to a board room with limited retail and CPG experience external to the Company.”

» “[l]n lieu of leveraging P&G’s scale to aggressively pursue compelling growth opportunities and meaningfully streamlined architecture, investors have been offered a nearly perpetual series of half-step rebuilds”

» “[W]hile P&G is quick to point to the Company’s existing restructuring effort, we consider there are relatively few decisively favorable metrics on which the board can hang its hat with confidence. In contrast, we find Trian more readily identifies a number of problematic trends – from TSR to operational growth metrics to market share -- that suggest P&G’s existing trajectory is less than attractive.”

» “[W]e believe investors have been afforded ample cause to support Mr. Peltz’s election at this time.”

Trian urges P&G shareholders to heed Glass Lewis’ recommendation and vote “FOR” Nelson Peltz on the WHITE proxy card.

* Trian has neither sought nor obtained consent from any third party to use previously published information in this press release.

LEADING PROXY ADVISORY FIRM ISS RECOMMENDS PROCTER & GAMBLE SHAREHOLDERS
VOTE “FOR” NELSON PELTZ ON TRIAN’S WHITE PROXY CARD

Leading Independent Proxy Advisory Firms-ISS and Glass Lewis-Recognize Value Nelson Peltz
Would Add to P&G Board

NEW YORK, September 29, 2017- Trian Fund Management, L.P. (“Trian”), whose investment funds beneficially own approximately $3.5 billion of shares of The Procter & Gamble Company (NYSE: PG) (“P&G” or the “Company”), today announced that Institutional Shareholder Services Inc. (“ISS”), a leading proxy advisory firm, recommends that P&G shareholders vote “FOR” Nelson Peltz on the WHITE proxy card at P&G’s Annual Meeting of Shareholders on October 10, 2017. ISS’s voting recommendation follows one issued last week by another leading proxy advisory firm, Glass Lewis & Co., LLC (“Glass Lewis”), also recommending shareholders vote “FOR” Nelson Peltz.

Trian is pleased that two of the nation’s leading independent proxy advisory firms have recognized the value Nelson Peltz, a highly qualified shareholder, would add to the P&G Board. Both firms agree that Nelson Peltz will bring an ownership mentality and consumer packaged goods (CPG) experience to the boardroom, which can help address the challenges that have led to a decade-long history of underperformance at P&G overseen by the current Board. ISS and Glass Lewis agree that a fresh perspective in the P&G Boardroom is warranted, and Nelson Peltz’s track record of improving performance at consumer companies can help create value for P&G shareholders. Trian strongly urges fellow shareholders to vote “FOR” Nelson Peltz on the WHITE proxy card.

In making its recommendation, ISS noted*:

» “The dissident presents a compelling case that a limited degree of boardroom change would be beneficial. The addition of one well-qualified nominee, who holds a large economic stake, appears likely to have benefits that outweigh the potential risks. Support for dissident nominee Peltz is recommended.”

» “Given his extensive CPG experience, and his firm’s analytical capability and significant portfolio exposure to P&G, Peltz appears far more like a vested shareholder who could help the board look around the next corner and avoid future missteps than simply a “what’s the harm” addition.”

» “[T]here are several signs that the board could benefit from additional shareholder perspective and outside CPG experience. As competent and accomplished as each of its members may be individually, P&G’s board is accountable for several missteps over the past several years, including its handling of previous CEO successions, its oversight of an M&A strategy that resulted in dozens of acquired brands subsequently being divested, and its failure to prevent the company’s organizational structure from becoming overly complex in the first place.”

» “[T]here are reasonable grounds to question the current composition of the board, particularly that it appears weak in specific experience of CPG . . . [l]t could benefit from additional diversity of thought and experience, and the presence of a shareholder voice. In light of these factors, the dissident has presented a compelling case that some degree of board change would be beneficial.”

» “[A]lthough the company has spent considerable time and effort downplaying Trian’s performance, many of the dissident’s investments have in fact yielded positive long-term results. Here, some of the company’s tactics, such as comparing its returns from Nov. 1, 2015 (David Taylor’s start date) through Sept. 6, 2017, to the returns of companies where Peltz serves as a director – and using a market-cap weighted average of Trian’s investments – come across as disingenuous.”

Trian urges P&G shareholders to follow the recommendations of both ISS and Glass Lewis to vote “FOR” Nelson Peltz on the WHITE proxy card.

As the annual meeting is less than two weeks away, it is important for shareholders to vote “FOR” Nelson Peltz on the WHITE card TODAY. Every vote is important. P&G shareholders who have questions about how to vote their shares may contact:

INNISFREE M&A INCORPORATED
Call Toll-Free (877) 750-8338 (from the U.S. and Canada)
Or (412) 232-3651 (from other locations)

More information can be found at www.RevitalizePG.com

* Trian has neither sought nor obtained consent from any third party to use previously published information in this press release.

About Trian Fund Management, LP.

Founded in 2005 by Nelson Peltz, Ed Garden and Peter May, Trian Fund Management, L.P. is a highly engaged shareowner that seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards of those companies to execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

Notes and Disclaimers

The views expressed in this press release represent the opinions of Trian Fund Management, L.P. (“Trian”) and certain of the funds and investment vehicles it manages (collectively, Trian with such funds, “Trian Partners”), and are based on publicly available information with respect to The Procter & Gamble Company (the “Company”). Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. Neither Trian Partners nor any of its affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report.

Trian Partners and the other participants (collectively, the “Participants”) identified in the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Trian with the SEC on July 31, 2017, are participants in the solicitation of proxies in connection with the 2017 annual meeting of shareholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2017 Annual Meeting”). Shareholders are advised to read the Proxy Statement, accompanying proxy card and any other documents related to the solicitation of shareholders of the Company in connection with the 2017 Annual Meeting because they contain important information, including additional information relating to the Participants as well as a description of their direct or indirect interests by security holdings. These materials and other materials filed by Trian Partners and the other Participants in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The Proxy Statement and other relevant documents filed by Trian Partners and the other Participants with the SEC are also available, without charge, by directing a request to Trian Partners’ proxy solicitor, lnnisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022 (call toll-free:(877) 750-8338; call collect: (212) 750-5833; or email (Requests for materials only): material@innisfreema.com).